SCHEDULE 14A INFORMATION

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CHOICE BANCORP, INC.

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CHOICE BANCORP, INC.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904
(920) 230-1300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PLEASE TAKE NOTICE that the annual meeting of the shareholders of Choice Bancorp, Inc. will be held at 9:30 a.m. local time on June 7, 2012 at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.  The purposes of the annual meeting, all as more fully described in the attached proxy statement, are as follows:

1.

To elect six Class II directors for three-year terms expiring in 2015.

2.

To ratify the appointment of Wipfli LLP as the independent registered accountant for Choice Bancorp, Inc. for the year ending December 31, 2012.

3.

To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in the accompanying Proxy Statement and “FOR” ratification of the appointment of Wipfli LLP.

Only shareholders of record of our common stock at the close of business on April 9, 2012 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the Security and Exchange Commission’s “notice and access” rule to help conserve resources and reduce printing and distribution costs.  We will be mailing a Notice of Availability of Proxy Materials (“Notice”) to our shareholders, instead of a paper copy of our proxy materials, which include this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2011, with instructions on how to access such proxy materials over the Internet.

Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage paid envelope provided. You may also vote your shares through the internet by following the instructions set forth on the proxy card. Your right to vote in person at the meeting is not affected by returning the proxy card, or voting through the internet.

BY ORDER OF THE BOARD OF DIRECTORS,

April 27, 2012

Stanley G. Leedle, Secretary

CHOICE BANCORP, INC.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904
(920) 230-1300

PROXY STATEMENT FOR 2012
ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Date, time and place; adjournments

The annual meeting of the shareholders of Choice Bancorp, Inc. (the “Company”) will be held at 9:30 a.m. local time on Thursday, June 7, 2012 at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.

Matters to be considered

The purposes of the annual meeting are to enable the shareholders of the Company to elect six persons as Class II directors of the Company for three-year terms expiring in 2015 and to ratify the appointment of Wipfli LLP to serve as the independent registered accountant for the Company for the year ending December 31, 2012.

Internet availability of proxy materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we elected to furnish our proxy materials, which include this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2011, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies.

All shareholders will have the ability to access the proxy materials via the Internet by going to www.chb.ilstk.com or request to receive a printed set of such proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

Other matters

Your proxy grants authority to the holders thereof to vote in their discretion on any other matters that may properly come before the annual meeting (or any adjournments or postponements thereof).  The Company does not presently know of any other matters to be brought before the annual meeting.

Record date

The close of business on April 9, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On that date there were 2,160,620 shares of Company common stock outstanding and entitled to vote.  Only shareholders of record as of the close of business on the record date will be eligible to vote at the annual meeting.

Voting rights of shareholders at the annual meeting

Shareholders of the Company are entitled to one (1) vote on each matter to be acted upon at the annual meeting for each share of Company common stock that they hold of record at the close of business on the voting record date.  Holders of warrants and options to acquire Company common stock that were outstanding (had not been exercised) as of the voting record date have no voting rights.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote will constitute a quorum for the transaction of business.

Vote required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting, which means that, as long as a quorum is present at the annual meeting, the individuals with the largest number of votes in favor of their election are elected as directors up to the maximum number of directors to be chosen in the election.  For this reason, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors.  Similarly, any votes attempted to be cast “against” a nominee will have no effect.

How to vote

You may vote in person by attending the annual meeting, by completing and returning a proxy by mail or by using the internet. To submit your proxy by mail, mark your vote on the enclosed proxy card (the “Proxy Card”), then follow the instructions on the Proxy Card. To submit your proxy using the internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the internet website.  You may vote by internet until 11:59 p.m., Central Time, on June 5, 2012. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

Shareholder of record versus beneficial owner

Some shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with the Company’s transfer agent, Illinois Stock Transfer Company, you are considered the “shareholder of record” with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the special shareholder meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee authorizing you to vote those shares and deliver the proxy to the Secretary at or prior to the time of the annual meeting.

Prior to 2010, the election of directors was considered a routine proposal for which brokers and nominees could exercise their discretionary power to vote without direction by the beneficial owner of such shares.  Brokers and other nominees are no longer permitted to vote shares in the election of directors without direction from the beneficial owner of such shares.  Therefore, the Company urges shareholders who hold their shares in “street name” to follow their broker’s or nominee’s directions for providing instructions as to how the broker or nominee should vote their shares.

How shares will be voted

Shares represented by proxies will be voted at the annual meeting as follows:

Properly-completed proxies

Shares represented by a properly-completed proxy that contains voting instructions will be voted FOR or WITHHOLD the authority to vote in accordance with the instructions specified in the proxy.

Proxies without voting instructions

Shares represented by proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR the election of all nominees named herein.

Broker non-votes

Your broker cannot vote your shares for you unless you provide instructions to your broker on how to vote them. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not do this, your broker will not vote your shares at all (known as a “broker non-vote.”).

How to revoke your proxy

You may revoke your proxy at any time before it is voted, either by filing a written notice or revocation with the Secretary of the Company or with the acting secretary of the meeting or by oral notice given to the presiding officer during the meeting. If you submit a proxy, your presence at the annual meeting will not, in and of itself, revoke your proxy. However, if you attend the meeting and vote in person, the Company will consider your proxy to have been revoked.

Solicitation of proxies

The Company’s Board of Directors is soliciting your vote at the annual meeting and will bear the expense of providing proxy materials. The Company’s directors, officers, and other employees may solicit proxies by telephone, email or in person. They will not be paid any additional compensation for such solicitation. The Company will request brokers and nominees who hold shares of the Company’s common stock in their names to furnish proxy material to beneficial owners of such shares. The Company may reimburse such brokers and nominees for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Voting results

Preliminary voting results will be announced at the annual meeting, and the final voting results will be published in a Current Report on Form 8-K, which the Company will file with the SEC within four business days of the annual meeting.  A copy will also be posted on the Company’s website at www.choicebank.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a 17-member Board of Directors.  The Company’s Board is “classified,” meaning that the directors are divided into three classes each consisting of approximately one-third of the entire board, and the directors in one of the three classes are elected by the shareholders each year to serve three-year terms.  Accordingly, as of the date of this Proxy Statement, there are five Class I Directors, six Class II Directors and six Class III directors, whose current terms expire in 2014, 2012 and 2013, respectively.

Below is biographical information on the persons nominated for election at the annual meeting as well as the Company’s directors who will continue in office following the annual meeting.  All of the persons listed below also serve as directors of the Company’s wholly owned subsidiary, Choice Bank (the

“Bank”).  They have all, except Mr. Sitter, served as directors of the Company since its organization in March 2010 and as directors of the Bank since the Bank was organized in 2006.  Mr. Sitter began serving as a director of the Company and the Bank in May 2011.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR TERMS EXPIRING IN 2015

Name, Age	Principal Occupation for the Past 5 Years

Michael L. Hanneman, D.D.S., 55

Dr. Hanneman has been practicing dentistry in Oshkosh, Wisconsin since 1982.  He is a member of the Winnebago County Dental Association, Wisconsin Dental Association, American Dental Association, Academy of General Dentistry, as well as the American Academy of Cosmetic Dentistry.  He also is a member of the Winnebago Chapter of the Seattle Study Club and a volunteer at the Tri-County Community Dental Clinic where he treats patients and preceptor Marquette University dental students.  Dr. Hanneman previously served as director of M&I-Western State Bank from 1990-1994, until it was acquired by Associated Bank.  Thereafter, he served for ten years on the Community Advisory Board of Associated Bank-Oshkosh. He is currently serving on the Marquette University School of Dentistry Alumni Board as treasurer. Locally, Dr. Hanneman sits on the Board of Directors for Oshkosh’s Grand Opera House Foundation.  Dr. Hanneman’s past experience as a bank director, his business knowledge, and his involvement in local civic organizations make him a valuable member of the board.

David A. Janssen, M.D. FACS, 52

Dr. Janssen is President and co-owner of Fox Valley Plastic Surgery, S.C.  Since founding the practice in 1993, the company has provided plastic, reconstructive, and hand surgical services to 30,000 patients in the Fox Valley area of Wisconsin.  Dr. Janssen has served the medical community as the Chief of Surgery at Mercy Medical Center for four years. Dr. Janssen is a member of the American Society of Plastic Surgeons, The American Society for Aesthetic Plastic Surgery, The Rhinoplasty Society, The American Association for Surgery of the Hand, and the American Society of Laser Medicine and Surgery.  He has been on the Board of Directors of Affinity Health System, serving as President of the Physician Activities Committee for three years.  Dr. Janssen is currently the Medical Director of Theda Clark Surgery Center-Oshkosh.  Dr. Janssen’s respected position within the medical field provides a unique and valuable perspective to the Company’s board.

Stanley G. Leedle, 56

Mr. Leedle has more than thirty years of experience in the financial services industry, with more than fifteen of those years serving in the capacity of a senior lending officer.  He was involved in the application and capital campaign of the Bank since inception, and has served as Executive Vice President and Chief Credit Officer since opening of the Bank.  Mr. Leedle most recently served as Senior Vice President of Business Banking and Senior Lender at First Federal Capital Bank from 2003-2004.  While at First Federal Capital Bank, he was responsible for the management of all aspects of the business lending function for the Oshkosh office.  Before joining First Federal Capital Bank, he spent approximately twenty years at several banking subsidiaries of M&I Corporation.  Mr. Leedle’s past banking experience, his underwriting knowledge, and his involvement in local business development organizations make him a valuable member of the board.

Thomas L. Muza, 57

Mr. Muza served as President and CEO of Muza Metal Products, a company he acquired from his father in 1997.  Under Mr. Muza’s ownership, his vision of becoming a progressive, technology-based metal fabrication business resulted in expansion and acquisitions that increased sales volume five times.  The dramatic growth experienced by the company added approximately 240 employment opportunities for the Oshkosh community.  Prior to becoming President, Mr. Muza was employed by Muza Metal Products for approximately twenty years.  In 2011, Mr. Muza sold Muza Metal Products to Wing Capital Group.  Wing Capital Group has an outstanding investment track record and a vision to execute strategic growth initiatives.  Mr. Muza brings prior banking experience to our board of directors through his service as a director of a regulated financial institution, Leach Credit Union, during the mid-1990s.  Mr. Muza’s business and management experience, industrial background, and entrepreneurial knowledge bring a valuable perspective to the Company’s board.

Arend A. Stam, 56

Mr. Stam has been employed with Oshkosh Corporation since 1979, where he has held numerous positions including sales and marketing, engineering, manufacturing operations, and Vice President of Cost Reduction and Best Practices. He is currently General Manager of Construction Products.  Mr. Stam has been active in promoting community awareness having served as Chairman of the Chamber of Commerce Board of Directors and currently serves on the Chamco, RDA and UW-O Business Excellence Boards.  Mr. Stam’s business knowledge, industrial background, and his involvement in local business development organizations are a valuable resource to the board.  Mr. Stam provides strong leadership to the Company’s Corporate Governance Committee.

Mark D. Troudt, 51

Mr. Troudt currently serves as president of an Oshkosh-based manufacturing company and works on a part-time basis as the Bank’s RMO. Beginning in 1985, Mr. Troudt served as a bank examiner for the Wisconsin Office of Commissioner of Banking, where his duties included working on field examinations for state chartered banks and trust companies.  In 1988, he became a credit/compliance officer with Valley Bank of Oshkosh (n/k/a BMO Harris Bank) where he was responsible for various commercial lending, compliance and community reinvestment act activities.  Mr. Troudt took a similar position in 1994 as a vice president of F&M Bank (n/k/a Citizens Bank) in Oshkosh, Wisconsin, where he was employed until he left in 2000.  Mr. Troudt’s financial background, business knowledge, and entrepreneurial skills make him a valuable member of the board.

CONTINUING CLASS III DIRECTORS WITH TERMS EXPIRING IN 2013

Name, Age	Principal Occupation for the Past 5 Years

Rodney R. Oilschlager, 61

Mr. Oilschlager is President and co-owner of Midwest Real Estate Development Company and its other related entities (“MREDC”).  He has been· actively engaged in the real estate construction, development and management business for the past 32 years.  Prior to coming to Oshkosh, Mr. Oilschlager served seven years as a pilot in the United States Navy.  He is currently responsible for the overall administration of MREDC’s company’s business and financial positions and oversees its multi-family portfolio, valued at over $270 million with 100 employees. He currently serves as the Bank’s Chairman of the Board.  Mr. Oilschlager’s extensive knowledge in commercial real estate development as well as his business management and leadership experience makes him a valuable asset to the Board.

James G. Poeschl, 54

Mr. Poeschl is a professional trader in the stock and options market.  Mr. Poeschl served as Vice President and Secretary of Poeschl Industries, Inc., a furniture manufacturer and supplier to the music industry, from August 1989 until March 2002, when the business was sold. He was licensed as a Registered Investment Advisor from December 1995 to July 1997.  Mr. Poeschel brings business and management experience, customer-based experience, and insight into investment and finance matters to the Board.

Jeffrey S. Rogge, 49

Mr. Rogge has been actively engaged in his family's food distribution business since 1986, acquiring it in January 2000. He currently serves as CEO of the company which expanded its operations to Omro, Wisconsin in 2003. He also serves as the Finance Committee Chairman for Martin Lutheran Church in Oshkosh.  Mr. Rogge brings business and management experience, customer-based experience, and familiarity with the local business climate to the Board.

Thomas N. Rusch, 66

Mr. Rusch has been actively engaged in the real estate development business for forty years, primarily in the holding of rental property and land development.  He is currently a partner with Director Richard Gabert in Gabert & Rusch Properties.  From 1997 to 2001, he served as a director for F&M Bank.  Mr. Rusch brings commercial real estate development experience, business and management experience, and industry knowledge to the Board.  His extensive experience in real estate development within the communities served by Choice Bank provide a valuable resource to the Board.

J. Scott Sitter, 50

Mr. Sitter has served as President and Chief Executive Officer of the Company and the Bank since May 2011 and as Senior Vice President of the Company and the Bank since March 2010.  Prior to joining Choice Bank, Mr. Sitter spent 14 years as the Senior Credit Officer for an Oshkosh area community bank.  Upon receiving his BBA-Finance degree from the University of Wisconsin – Oshkosh, Mr. Sitter served as a financial examiner for 7 years with the Wisconsin Department of Financial Institutions.  He brings a credit background, management experience, industry knowledge, leadership and strategic planning experience to the Board.

John F. Supple III, 54

Mr. Supple is the founder and co-owner of several restaurants and related businesses and currently serves as President of the Supple Restaurant Group, which operates four restaurants and is headquartered in Oshkosh, Wisconsin. His success in the industry has afforded him numerous awards, including the 2000 Small Business Person of The Year by The Oshkosh Chamber of Commerce, the Wisconsin Entrepreneur of the Year – Retail 2004 by Marian College Business & Industry Awards, and the Small Business of The Year 2004 Award by the Appleton Post Crescent.  Mr. Supple brings business development and management experience with a retail service perspective to the Board.  His service industry experience and familiarity with the small business climate within the communities Choice Bank serves makes him a valuable resource to the Board.

CONTINUING CLASS I DIRECTORS WITH TERMS EXPIRING IN 2014

Name, Age	Principal Occupation for the Past 5 Years

Kenneth J. Balda, 56

Mr. Balda owns and operates a truck repair/dealership business that he founded in 1986.  His company currently generates over $35 million in annual revenues and is consistently in the top quartile of performance for the industry.  Mr. Balda’s company now employs 160 employees with four dealership locations in Appleton, Green Bay, Oshkosh and Fond du Lac, Wisconsin.  Mr. Balda provides an entrepreneurial view to the board.  He has a strong business knowledge and is well-adept to budgeting and cost control initiatives.  He is a valuable member of the board.

Stephen W. Ford, 57

Mr. Ford has worked for Lapham-Hickey Steel Corporation for the past thirty-five years and, since 1998, serves in the capacity of Executive Vice President.  Mr. Ford currently resides in Oshkosh, Wisconsin and is responsible for operations and sales in seven locations.  Mr. Ford has a strong manufacturing and industrial background.  His business knowledge provides a valuable addition to the board.

Richard L. Gabert, 68

Mr. Gabert has been involved, since 1984, in the construction and management of large apartment complexes and commercial buildings. He is a lifelong resident of Winnebago County, Wisconsin.  Mr. Gabert provides insight to the board with his broad knowledge of the local multi-family and commercial real estate market.

Paul R. Getchel, 53

Mr. Getchel has been employed as a real estate agent for over 25 years, where he consistently ranks as one of the top sales agents in the Oshkosh market.  Mr. Getchel has also been involved as an investor in numerous local real estate development projects and investments.  Mr. Getchel’s knowledge of the local real estate market, including local market values, provides a valuable resource to the board.

Gerald A. Thiele, 49

Mr. Thiele is the Northwest Manager for Vista Window Company.  He directs the sales and marketing efforts for the window manufacturer in Illinois, Iowa, Indiana and Wisconsin.  He previously was engaged in the wholesale distribution of exterior building products in Wisconsin through Prestige Wholesale Supply, a company that he founded in 1986 and expanded through an additional distribution center in 2002.  A Wisconsin native, Mr. Thiele has lived in Oshkosh for the past fifteen years.  He is a graduate of Green Lake High School and the University of Wisconsin – La Crosse, where he earned a Bachelor of Science Degree in Accounting, with a minor in Marketing.  He currently serves the Bank as Chairman of the Audit Committee and a member of the Governance Committee.  Mr. Thiele’s business knowledge and accounting background provides an important resource to the Company’s Audit Committee, as well as the board.

EXECUTIVE OFFICERS

Information is provided below with respect to the Executive Officers of the Bank as of December 31, 2011.  With respect to each individual who does not also serve as a director of the Bank, his or her age and principal occupation for the past five years are also provided:

Name	Bank Office(s) Held
J. Scott Sitter (1)	President and Chief Executive Officer
Keith C. Pollnow (2)	President and Chief Executive Officer
Stanley G. Leedle (1)	Executive Vice President and Chief Credit Officer
John F. Glynn (3)	Senior Vice President and Chief Financial Officer
Debra K. Fernau (4)	Vice President and Chief Operations Officer
Mark D. Troudt (1)	Part-time Risk Management Officer

(1)	Biographical information for Messrs. Sitter, Leedle and Troudt is set forth under “Directors,” above.

(2)	Mr. Pollnow resigned from his positions as President and CEO, and as Director, of the Bank effective February 25, 2011.

(3)

Mr. Glynn, age 52, serves as the Bank’s Senior Vice President and Chief Financial Officer.  Prior to joining Choice Bank, Mr. Glynn was employed for 23 years with a community bank located in central Wisconsin serving as Chief Financial Officer.  Mr. Glynn has over 28 years of financial industry experience.

(4)

Ms. Fernau, age 51, serves as the Bank’s Vice President responsible for operations and has been employed by the Bank since the Bank opened for business on July 24, 2006.  Prior to joining Choice Bank, Ms. Fernau was employed for 22 years with a regional bank located in central Wisconsin serving as Vice President of Internal Audit.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Wipfli LLP has been approved by the Audit Committee of the Company to be the independent registered public accounting firm for the 2012 fiscal year.  The shareholders are being asked to ratify the selection of Wipfli LLP.  If the shareholders do not ratify such selection by the affirmative vote of a majority of the vote cast, the Audit Committee will reconsider its selection.  Under applicable SEC regulations, the selection of the independent auditors is solely the responsibility of the Audit Committee.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of the Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Wipfli LLP for audit of the Bank’s annual financial statements and other related professional services for the years ended December 31, 2011 and 2010:

	2011	2010

Audit fees	$ 62,009	$ 54,272
Audit-related fees	4,293	3,644
Tax fees	8,201	4,573
All other fees	6,716	27,528

Total	$ 81,219	$ 90,017

Audit fees paid to Wipfli LLP in 2011 include services for the 2010 audit and review of the 2010 Form 10-K, preliminary work for the 2011 audit, and review of Form 10-Q for the quarters ended March 31, June 30, and September 30, 2011.  All other fees relate to the performance of liquidity stress testing modeling and related consultations.

Audit fees paid to Wipfli LLP in 2010 include services for the 2009 audit and review of the 2009 Form 10-K, preliminary work for the 2010 audit, and reviews of Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010.  All other fees relate to the review of registration documents for the formation of a Bank holding company and related consultations.

The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence and satisfied itself as to the auditors’ independence.

Representatives of Wipfli LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee pre-approved all audit and allowable non-audit services provided by the independent auditors in accordance with policies and procedures established by the Audit Committee, which include review of the engagement letter and setting a budget for each type of service.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, except for Stanley Leedle, J. Scott Sitter and Mark Troudt, each of the individuals who served as a director of the Bank and the Company during 2011, or who were appointed to the Board in 2011, and each nominee satisfies the criteria for director independence established in accordance with the definition of independence in Rule 4200(a)(15) of the NASD listing standards.  Messrs. Sitter, Leedle, and Troudt are not independent due to their status as officers and employees of the Bank and/or the Company.  In addition, Mr. Pollnow, who also served as the Bank’s President and CEO until February 2011, was also not independent.

Board Committees

The Board has two standing committees: the Audit Committee and the Corporate Governance Committee (the “Governance Committee”).  The Board is in the process of developing a written charter setting forth the specific duties, responsibilities and authorities of the Audit Committee and the Governance Committee.  These charters will be made available in the “Investors” section of the Company’s website at www.choicebank.com as well as in filings it makes with the SEC, if required.  As discussed below in the sections entitled “Director Nominations,” the Board has not appointed a nominating committee.

Audit Committee

The Members of the Audit Committee are Gerald Thiele, Chairperson and Messrs. Ford, Muza, Poeschl, Rusch, and Troudt, all of whom, with the exception of Mr. Troudt, are “independent” in accordance with the definition of independence in Rule 4200(a)(15) of the Nasdaq listing standards.  The Board has determined that it currently has two financial experts, Messrs. Thiele and Troudt, serving on the Audit Committee.  Such determination was based upon Mr. Thiele’s education and degree in accounting and upon Mr. Troudt’s experience as a financial examiner.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and met four times during 2011.

Corporate Governance Committee

The members of the Corporate Governance Committee (the “Governance Committee”) are Arend Stam, Chairperson, and Messrs. Balda, Ford, Janssen, Getchel, Muza, Oilschlager and Thiele.  The Board has determined that all of the members of the Governance Committee satisfy the independence requirements of Nasdaq.

The functions of the Governance Committee include oversight over the compensation of the Company’s senior executive officers, compensation policies and general corporate governance matters.  The Governance Committee retained the services of legal and accounting consultants during 2010 in the development of its management incentive plan.  The Governance Committee met 4 times during 2011.

Board Leadership

The Board believes it is in the best interest of the Company and its shareholders to separate the CEO position from the Chairman of the Board position.  This leadership structure maximizes the independence and objectivity of the Board in carrying out its functions.

Risk Management Oversight

Oversight of risk management is a central focus of the Board and its committees.  The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The full Board regularly receives reports both from the Board committees and from management with respect to the various risks facing the Company, including the Bank.  The Board oversees the planning and responding to these risks, as appropriate.  The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management process, including those relating to litigation and regulatory compliance.  The Governance Committee is chiefly responsible for compensation-related risks.

The Bank’s Loan Committee has primary responsibility for credit risk and the committee’s duties include oversight of the Bank’s credit risk department.  The Bank’s Asset and Liability Management Committee actively measures and manages interest rate risk and is responsible for approving the Company’s asset/liability management policies and for overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings.

Director Attendance at Board and Committee Meetings

The Company became a bank holding company in March 2011.  The Company’s Board held three meetings during 2011.  All incumbent Company directors who were directors at those times attended each of those meetings.

The Bank’s board of directors (on which all of the Company’s directors also serve) held 14 meetings during 2011.  All incumbent Bank directors who were directors at those times attended 75% or more of the aggregate meetings of the Bank board of directors and committees on which they served during 2011.

Director Attendance at Annual Meeting

While the Company does not have any formal policy regarding director attendance at annual meetings of shareholders, it expects its directors to attend such meetings, subject to any scheduling or other conflicts.  Each nominee and continuing director attended the 2011 Annual Meeting.

Director Nominations

Historically, the Bank’s board of directors has made all nominations to the Bank’s board.  The Company has continued with this process and expects this to be the primary way in which nominations are made for its Board in the future.

The Board has not appointed a committee to identify potential nominees for director positions.  Due to the infrequent turnover among the directors, the Board does not believe it is necessary or appropriate at this time to establish a separate nominating committee.  The review of recommendations for and the selection of nominees to Board membership is handled by the Board serving as a committee of the whole.  No nominating committee charter has been adopted by the Board serving in its capacity as a committee of the whole.

All of the persons nominated for election at the annual meeting were recommended for consideration by current members of the Board.

Shareholders who wish to nominate one or more persons to serve on the Board may do so in one of two ways: (i) by recommending the proposed nominee or nominees for consideration by the Board when identifying the candidates that will be nominated by the Board; or (ii) nominating the proposed candidates directly following the procedures set forth in the Company’s Bylaws.

Shareholder Recommendations

The Board does not have a formal process for considering shareholder recommendations for nomination to the Board because it believes that the informal consideration process has been adequate given the historical absence of shareholder nominations or proposals.  If shareholders were to recommend nominees for directors, the full Board would consider such persons.  The Board has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders.  The Board considers factors various attributes to be important for potential directors to have, including the individual’s integrity, general business background and experience, experience with the banking industry, and the ability to serve on the Board.  The Board does not evaluate proposed nominees differently based upon who made the proposal.

Shareholder Nominations

The Company’s Bylaws provide that shareholders may nominate persons for election to the Board by providing the Company with written notice of such nomination not more than 270 or less than 60 days prior to the Company’s annual shareholders meeting.  Such notice of a nomination must be accompanied by (i) information about the person making the nomination; (ii) information about the person or persons being nominated, including information that would be required under the Securities Exchange Act of 1934 and SEC rules thereunder if the person were being nominated by the Board; and (iii) the written consent of the person(s) nominated to serve on the Board if elected.  Reference is made to Section 3.5 of the Bylaws for a complete description of these requirements.  The Company may, but is not required to, include shareholder nominations in its annual meeting proxy statements.

Board Diversity

Although the Company does not have a formal policy on Board diversity, the Board believes that diversity is desirable to expand the Board’s collective knowledge and expertise relating to its business, as well as to evaluate management and positively influence its performance.  Accordingly, in carrying out its responsibilities for locating, recruiting and nominating candidates for election as directors, the Board expects to take into account diversity as one of the factors in its considerations.  Such considerations of diversity include geographic regions, professional or business experiences, gender, race, national origin, specialized education or work experience and viewpoints.

Shareholder Communications with the Board

The Board currently does not have a formal process for shareholders to send communications to the Board because it believes that informal methods are sufficient to communicate questions, comments and observations that could be useful to the Board.  However, Shareholders and other interested parties may communicate with any director by sending written correspondence addressed to such director in care of our Secretary, who will forward such correspondence to the relevant director or directors.  Such correspondence should be sent to:

Stanley G. Leedle, Secretary
Choice Bancorp, Inc.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including matters required by Auditing Standards No. 61.  In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 114 and the auditors’ independence from management and the Corporation.  The Audit Committee has received the written disclosures and the letter from Wipfli LLP required by the Independence Standards Board Standard No. 1 and has discussed with Wipfli LLP the firm’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Gerald Thiele, Audit Committee Chair

Stephen Ford, Thomas Muza, James Poeschl, Thomas Rusch, Mark Troudt, Audit Committee Members

The Company’s Audit Committee has recommended Wipfli LLP to be the Company’s independent auditors for the year ending December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as administered by the FDIC, requires the Bank’s executive officers, directors and 10% shareholders to file reports with the FDIC disclosing their ownership, and changes in their ownership of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2011, its officers, directors and 10% shareholders complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 except as follows: Mr. Glynn failed to timely file a Form 4 related to the purchase of common stock; Mr. Janssen failed to timely file two Forms 4 related to the purchase of Shareholder Warrants; Mr. Oilschlager failed to timely file a Form 4 related to the purchase of common stock; Mr. Rusch failed to file a  Form 4 related to the gift of common stock and Shareholder Warrants; and Mr. Sitter failed to timely file a Form 3.

CODE OF ETHICS

The Company has not adopted a written Code of Ethics.  However, all of the Company’s directors, as well as its Chief Executive Officer and its Chief Financial Officer, hold director and/or officer positions with the Bank and, as such, are subject to the Bank’s existing Code of Ethics.  The Company’s Code of Ethics will be modeled on and substantially identical to the Bank’s.  The Company will provide a copy of the Code of Ethics upon written request to the Secretary.

If any substantive amendments are made to the Code of Ethics, or the Company grants any waiver or implicit waiver from any provision of the code, it will disclose the nature of the amendment on its website (www.choicebank.com) or in a Current Report on Form 8-K as required by applicable law.

EXECUTIVE COMPENSATION

Executive compensation is reviewed and approved by the Company’s Corporate Governance Committee on an annual basis.  The Company’s President / CEO provides compensation recommendations to the committee.  The committee utilizes consultants, as well as salary surveys published by various trade groups such as the Wisconsin Bankers Association, in analyzing the level of compensation for the Company’s executives.

The following Summary Compensation Table includes information concerning compensation for the years ended December 31, 2011 and 2010 for the CEO and for the next two most highly-compensated executive officers who were serving in that capacity during 2011 and earned more than $100,000 in salary and bonus for the year.  All of the compensation information set forth below was paid by the Bank primarily for services rendered to the Bank in the years indicated.  We do not expect that the Company will have any employees or pay any compensation to its officers for the foreseeable future.

					Non-equity	All
Name and				Option	Incentive Plan	Other
Principal Position	Year	Salary	Bonus	Awards (1)	Compensation	Compensation	Total

J. Scott Sitter (2)	2011	$148,923	$0	$132,364	$42,531	$23,799	$347,617
President & CEO	2010	$107,870	$0	$4,600	$0	$13,472	$125,942

Keith C. Pollnow (3)	2011	$102,058	$0	$0	$0	$2,036	$104,094
President & CEO	2010	$144,296	$0	$12,250	$0	$22,473	$179,019

Stanley G. Leedle	2011	$148,067	$0	$23,043	$42,531	$24,571	$238,212
Executive VP & CCO	2010	$145,164	$0	$9,800	$0	$18,432	$173,396

John F. Glynn	2011	$133,385	$0	$16,235	$37,398	$7,549	$194,567
Senior VP & CFO	2010	$120,253	$5,000	$0	$0	$7,235	$132,488

(1)	Reflects the aggregate grant-date fair value of the option awards granted during the years shown as calculated in accordance with FASB ASC Topic 718.

(2)	Mr. Sitter was appointed as President of the Company and the Bank effective May 16, 2011. Mr. Sitter first became employed by the Bank on March 16, 2010.

(3)

Information is provided in this table for Mr. Pollnow as required by SEC rules because he was Chief Executive Officer during 2011.  Mr. Pollnow resigned from his positions with the Company and the Bank in February 2011

The non-equity incentive plan is a performance-based plan that includes Mr. Sitter, and four other executive officers (as well as Mr. Pollnow until his resignation in February 2011).  Goals are established annually for profitability based on tiered ranges of return on assets (ROA) performance.  Individual executive officers are compensated based on their relative base salary within the executive officer team.  The amounts shown for 2010 were earned in 2010 but paid in 2011 and the amounts shown for 2011 were earned in 2011 but paid in 2012.

The Bank sponsors a 401(k) profit sharing plan that is available to all employees.  During 2011, the Bank made matching contributions on behalf of each employee participant.  Executive officers were able to participate in the 401(k) profit sharing plan under the same terms available to all employees.

The table below provides the details of amounts in the “All Other Compensation” column for each named executive officer.  Under applicable SEC regulation, perquisites are not required to be reported because, valued at their incremental cost to us, they were in each case less than $10,000 in the aggregate.

	Mr. Sitter		Mr. Leedle		Mr. Glynn		Mr. Pollnow

	2011	2010	2011	2010	2011	2010	2011	2010

Auto allowance	$8,400	$5,950	$8,400	$7,700	$0	$0	$1,200	$6,600

Life insurance premiums	1,497	569	610	610	2,143	2,143	0	3,270

Bank's 401(k)
matching contributions	6,045	2,911	5,991	6,222	5,406	5,092	836	4,894

Board of Director's fees	3,450	0	4,950	3,900	0	0	0	3,550
Country club dues	4,407	4,042	4,620	0	0	0	0	4,159

Totals	$23,799	$13,472	$24,571	$18,432	$7,549	$7,235	$2,036	$22,473

Director Compensation

For 2011, Bank directors received fees of $250 per board of directors meeting and $100 per committee meeting attended.  Each of the Bank directors also received options for the purchase of 35,000 shares of Company stock during 2011 as compensation for their services on the Board, all of which vested upon grant.  The following table shows the compensation paid to the non-executive officer directors of the Company, in their capacities as directors of the Company and Bank, during 2011.

	Fees Earned or	Option	Total
	Paid in Cash ($)	Awards ($)	($)

Kenneth Balda	$ 4,700	$ 6,808	$ 11,508
Stephen Ford	4,800	6,808	11,608
Richard Gabert	3,100	6,808	9,908
Paul Getchel	3,650	6,808	10,458
Michael Hanneman, D.D.S.	3,350	6,808	10,158
David A. Janssen, M.D. FACS	4,000	6,808	10,808
Thomas Muza	3,400	6,808	10,208
Rodney Oilschlager	5,400	6,808	12,208
James Poeschl	5,150	6,808	11,958
Jeffrey Rogge	3,500	6,808	10,308
Thomas Rusch	2,750	6,808	9,558
Arend Stam	3,850	6,808	10,658
John Supple III	4,250	6,808	11,058
Gerald Thiele	4,100	6,808	10,908

Employment Agreements

J. Scott Sitter.  On March 16, 2010, the Bank entered into an employment agreement with J. Scott Sitter regarding his employment as the Bank’s Senior Vice President – Commercial Lending.  The agreement expires on December 31, 2012, with certain exceptions.  Thereafter, the agreement will automatically renew annually unless either party elects to terminate the agreement by sending prior notice to the other party.

Mr. Sitter was appointed as President and Chief Executive Officer of the Bank on May 16, 2011.  Mr. Sitter’s employment agreement described in the following paragraphs was not amended or modified in connection with his appointment as President and Chief Executive Officer; however, it is the intent of the Bank’s board of directors to negotiate a new employment agreement with Mr. Sitter during 2012.

Under the terms of the agreement, Mr. Sitter received an initial base salary of $135,000 per year.  At any time during the term of the agreement our board may review and increase Mr. Sitter’s base salary as a result of that review.  His annual salary was $145,000 as of December 31, 2011.  Mr. Sitter participates in the Executive Incentive Plan that has been established and ratified by the Corporate Governance Committee.  Mr. Sitter also receives other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and a monthly allowance for automobile expenses.  In addition, the Bank provides Mr. Sitter with country club membership fees to a club that the Bank’s board of directors deems to be appropriate.  Mr. Sitter’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage in an amount not less than $250,000.

Mr. Sitter’s employment agreement also provided a grant of options to purchase 25,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant, and vesting ratably over a three-year period from date of issuance.  The options are to be granted as follows: 10,000 shares as of the date of the employment agreement and 5,000 shares at each anniversary date for the first three years.

In the event that Mr. Sitter is terminated for any reason other than “Good Cause,”  he would be entitled to receive severance pay in an amount equal to 100% of the base salary that would have been due him had he remained employed for one year following the date of such termination.  Payments would be made in accordance with the normal payroll procedures of the Bank.  In the event that Mr. Sitter is terminated within 180 days following a “Change in Control,”  he would be entitled to receive a lump-sum severance payment in an amount equal to 100% of his base annual salary amount as defined in Section 280G(b)(3) of the Internal Revenue Code.

The agreement also generally provides for a one year non-competition and a one year non-solicitation period that would apply following the termination of Mr. Sitter’s employment, regardless of the reason for such termination.

Stanley G. Leedle.  On January 1, 2010, the Bank entered into an employment agreement with Stanley G. Leedle regarding his employment as the Bank’s Executive Vice President and Chief Credit Officer.  The agreement is for an initial term of three years with certain exceptions.  Thereafter, the agreement will automatically renew annually unless either party elects to terminate the agreement by sending prior notice to the other party.

Mr. Leedle was appointed as President of the Bank on an interim basis effective February 25, 2011 until the appointment of J. Scott Sitter as permanent President on May 16, 2011, at which time Mr. Leedle resumed his duties as Executive Vice President and Chief Credit Officer.  Mr. Leedle’s employment agreement described in the following paragraphs was not amended or modified in connection with his appointment as Interim President or upon his resumption of duties as Executive Vice President and Chief Credit Officer.

Under the terms of the agreement, Mr. Leedle received an initial base salary of $135,000 per year.  At any time during the term of the agreement our board may review and increase Mr. Leedle’s base salary as a result of that review.  His annual salary was $145,000 as of December 31, 2011.  Mr. Leedle participates in the Executive Incentive Plan that has been established and ratified by the Corporate Governance Committee.  Mr. Leedle also receives other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations, and a monthly allowance for automobile expenses.  In addition, the Bank provides Mr. Leedle with country club membership fees to a club that the Bank’s board of directors deems to be appropriate.  Mr. Leedle’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage in an amount not less than $500,000.

Mr. Leedle’s employment agreement also provided a grant of options to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant, and vesting ratably over a three-year period from date of issuance.

In the event that Mr. Leedle is terminated for any reason other than “Good Cause,” he would be entitled to receive severance pay in an amount equal to 100% of the base salary that would have been due him had he remained employed for one year following the date of such termination.  Payments would be made in accordance with the normal payroll procedures of the Bank.  In the event that Mr. Leedle is terminated within 180 days following a “Change in Control,” he would be entitled to receive a lump-sum severance payment in an amount equal to 100% of his base annual salary as defined in Section 280G(b)(3) of the Internal Revenue Code.

The agreement also generally provides for a one year non-competition and a one year non-solicitation provision that would apply following the termination of Mr. Leedle’s employment, regardless of the reason for such termination.

John F. Glynn.  On July 27, 2009, the Bank entered into an employment agreement with John F. Glynn regarding his employment as the Bank’s Chief Financial Officer.  The original agreement had an expiration of December 31, 2011, with certain exceptions.  Thereafter, the agreement automatically renews on an annual basis unless either party elects to terminate the agreement by sending prior notice to the other party.  No notice was given at the expiration of the original agreement, effectively renewing the agreement through December 31, 2012.  It is the intent of the Bank’s board of directors to negotiate a new employment agreement with Mr. Glynn during 2012.

Under the terms of the agreement, Mr. Glynn received an initial base salary of $115,000 per year.  At any time during the term of the agreement our board may review and increase Mr. Glynn’s base salary as a result of that review.  His annual salary was $127,500 as of December 31, 2011.  Mr. Glynn participates in the Executive Incentive Plan that has been established and ratified by the Corporate Governance Committee.  Mr. Glynn also receives other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations.  Mr. Glynn’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage in an amount not less than $250,000.

Mr. Glynn’s employment agreement also provided a grant of options to purchase 5,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant, and vesting ratably over a three-year period from date of issuance.

In the event that Mr. Glynn is terminated for any reason other than “Good Cause,” he would be entitled to receive severance pay in an amount equal to 100% of the base salary that would have been due him had he remained employed for one year following the date of such termination.  Payments would be made in accordance with the normal payroll procedures of the Bank.  In the event that Mr. Glynn is terminated within 180 days following a “Change in Control,” he would be entitled to receive a lump-sum severance payment in an amount equal to 100% of his base annual salary amount as defined in Section 280G(b)(3) of the Internal Revenue Code.

The agreement also generally provides for a one year non-competition and a one year non-solicitation period that would apply following the termination of Mr. Glynn’s employment, regardless of the reason for such termination.

Keith C. Pollnow.  Prior to his resignation effective February 25, 2011, Mr. Pollnow had an employment agreement with the Bank.  This employment agreement was superseded by an Agreement of Resignation and Release between Mr. Pollnow and the Bank pursuant to which the Bank agreed to pay Mr. Pollnow’s regular salary and its share of Mr. Pollnow’s health insurance premiums through August 31, 2011.  The Agreement of Resignation and Release also contains a mutual release of claims and other non-economic terms typical of agreements of this type.

Stock Options

The following table is intended to provide additional information concerning option awards outstanding as of December 31, 2011.  An aggregate 139,000 stock options were granted in 2011 of which 42,500 vested on the grant date and 96,500 that will vest proportionately over a period of three years.  The Company has not granted any stock awards.

			Number of	Number of
			securities	securities
			underlying	underlying
			unexercised	unexercised	Option	Option
			option	option	exercise	expiration
Name	Grant Date		exercisable	unexercisable	price	date

J Scott Sitter	12/05/2011	(1)	2,500	5,000	$6.60	12/05/2021
	11/11/2011	(2)	0	25,000	7.50	11/11/2021
	03/16/2011	(2)	0	5,000	10.00	03/16/2021
	03/16/2010	(2)	3,333	6,667	10.00	03/16/2020

Stanley G Leedle	12/05/2011	(1)	2,500	5,000	$6.60	12/05/2021
	01/01/2010	(2)	6,667	13,333	10.00	01/01/2020
	07/11/2006	(2)	20,000	0	10.00	07/11/2016

John F Glynn	12/05/2011	(2)	0	5,000	$6.60	12/05/2021
	07/27/2009	(2)	3,333	1,667	10.00	07/27/2019

(1)   Options granted that were fully vested on the grant date.

(2)   Options granted that will vest proportionately over a period of three years.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS, MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of April 19, 2012, information regarding the beneficial ownership of shares of the Company’s common stock by directors, nominees for director and by all directors and executive officers as a group.  There are no persons known to the Company to own beneficially, directly or indirectly, more than 5% of the Company’s common stock.  Except as otherwise set forth in the footnotes, the persons listed below have sole voting and investment power with respect to all shares of the Company’s common stock owned by them.

		Number of Shares		Percent of
Name	Position	Beneficially Owned (1)		Class (2)

Kenneth Balda	Director	60,070	(3)	2.76%
Stephen Ford	Director	26,230	(4)	1.21%
Richard Gabert	Director	75,685	(5)	3.47%
Paul Getchel	Director	30,910	(6)	1.42%
John Glynn	Senior Vice President & CFO	14,045	(7)	0.65%
Dr. Michael Hanneman	Director	38,350	(8)	1.76%
Dr. David Janssen	Director	71,011	(9)	3.25%
Stanley Leedle	Director, Ece. VP & CCO	75,583	(10)	3.42%
Thomas Muza	Director	31,750	(11)	1.46%
Rodney Oilschlager	Director, Chairman of Board	28,350	(12)	1.30%
Jame Poeschl	Director	27,790	(13)	1.28%
Jeffrey Rogge	Director	48,202	(14)	2.21%
Thomas Rusch	Director	77,286	(15)	3.54%
J. Scott Sitter	Director, President & CEO	10,733	(16)	0.50%
Arend Stam	Director	26,590	(17)	1.22%
John Supple	Director	27,190	(18)	1.25%
Gerald Thiele	Director	50,950	(19)	2.34%
Mark Troudt	Director, Risk Mgt Officer	50,620	(20)	2.32%

All Directors and executive officers as a
group, consisting of 20 persons:		782,378		31.13%

 (1)

"Beneficial ownership" (as defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) includes shares for which the named individual has sole or shared voting or dispositive power. The numbers of shares shown for each individual includes shares held directly by that individual, as well shares held by, jointly with, or in trust for the benefit of, the individual's spouse and dependent children, which are reported on the presumption that the individual may share voting and/or investment power because of the family relationship. "Beneficial ownership" also includes shares for which the individual holds Organizer Warrants or Shareholder Warrants, described below, all of which are currently exercisable, and stock options that are currently exercisable or will become exercisable within 60 days of the date of this Report.

As of the date of this Proxy Statement, there are outstanding warrants to purchase a total of 645,120 shares of Company common stock, each of which represents the right of the holder thereof to purchase up to a specified number of shares of Company common stock at the exercise price on the terms and conditions specified therein.  These warrants were converted as of the March 10, 2011 reorganization date from substantially identical warrants to purchase Choice Bank common stock.  Of the outstanding warrants, 213,750 are “Organizer Warrants” with an exercise price of $10.00 per share expiring July 24, 2016 that were issued to certain members of the Bank’s organizing group, and 431,370 are “Shareholder Warrants” with an exercise price of $12.50 per share expiring July 24, 2012 that were issued to each shareholder who subscribed for Bank stock in its initial stock offering.

(2)

Percentage is based on 2,160,620 shares of common stock issued and outstanding as of the date of this report. Shares subject to warrants and currently-exercisable stock options are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each individual and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)	Includes 11,250 Organizer Warrants, 5,820 Shareholder Warrants and 2,500 vested stock options.
(4)	Includes 11,250 Organizer Warrants, 2,080 Shareholder Warrants and 2,500 vested stock options.
Also includes 400 shares and 80 Shareholder Warrants owned by Mr. Ford’s spouse.
(5)	Includes 11,250 Organizer Warrants, 8,000 Shareholder Warrants and 2,500 vested stock options.
(6)	Includes 11,250 Organizer Warrants, 2,860 Shareholder Warrants and 2,500 vested stock options.
Also includes 800 shares and 160 Shareholder Warrants owned by Mr. Getchel’s spouse and 1,000 shares and 200 Shareholder Warrants owned by Mr. Getchel’s minor child.
(7)	Includes 50 Shareholder Warrants and 3,333 vested stock options. Also includes 9,962 shares and 50 Shareholder Warrants owned by Mr. Glynn’s spouse.
(8)	Includes 11,250 Organizer Warrants, 4,100 Shareholder Warrants and 2,500 vested stock options.
Also includes 250 shares and 50 Shareholder Warrants each owned by Dr. Hanneman’s two minor children.
(9)	Includes 11,250 Organizer Warrants, 13,598 Shareholder Warrants and 2,500 vested stock options.
Also includes 250 shares and 50 Shareholder Warrants each owned by Dr. Janssen’s four minor children.
(10)	Includes 11,250 Organizer Warrants, 4,750 Shareholder Warrants and 35,833 vested stock options.
Also includes 250 shares and 50 Shareholder Warrants owned by Mr. Leedle’s spouse.
(11)	Includes 11,250 Organizer Warrants, 3,000 Shareholder Warrants and 2,500 vested stock options.
(12)	Includes 11,250 Organizer Warrants, 2,100 Shareholder Warrants and 2,500 vested stock options.
Also includes 500 shares and 100 Shareholder Warrants owned by Mr. Oilschlager’s spouse.
(13)	Includes 11,250 Organizer Warrants, 2,340 Shareholder Warrants and 2,500 vested stock options.
Also includes 1,700 shares and 340 Shareholder Warrants owned Mr. Poeschl’s spouse.
(14)	Includes 11,250 Organizer Warrants, 5,250 Shareholder Warrants and 2,500 vested stock options.
(15)	Includes 11,250 Organizer Warrants, 8,267 Shareholder Warrants and 2,500 vested stock options.
(16)	Includes 5,833 vested stock options.
(17)	Includes 11,250 Organizer Warrants, 2,140 Shareholder Warrants and 2,500 vested stock options.
Also includes 400 shares and 80 Shareholder Warrants owned by Mr. Stam’s spouse and 300 shares and 60 Shareholder Warrants owned by Mr. Stam’s minor child.
(18)	Includes 11,250 Organizer Warrants, 2,240 Shareholder Warrants and 2,500 vested stock options.
Also includes 600 shares and 120 Shareholder Warrants each owned by Mr. Supple’s two minor children.
(19)	Includes 11,250 Organizer Warrants, 6,200 Shareholder Warrants and 2,500 vested stock options.
Also includes 250 shares and 50 Shareholder Warrants each owned by Mr. Thiele’s four minor children.
(20)	Includes 11,250 Organizer Warrants, 3,500 Shareholder Warrants and 7,500 vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Bank, and their related interests, had loans outstanding in the aggregate amounts of $13.2 million and $16.8 million at December 31, 2011 and 2010 respectively.  During 2011 and 2010, $2.3 million and $3.8 million of new loans were made and repayments totaled $5.9 million and $1.6 respectively.  Management believes these loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features.

There were no other transactions between the Bank and Bank directors that would be required to be reported for 2011, except as described below.

On March 10, 2011, effective with the consummation of the reorganization of the Bank as a wholly owned subsidiary of the Company, the Company obtained a $290,000 line of credit from certain of its directors by issuing and selling to such directors $290,000 of promissory notes as described below (the “Director Notes”).  The following table identifies the directors who purchased Director Notes from the Company, the amount of Director Notes purchased by each of them, and the total amount of advances made by each of them as of December 31, 2011.

	Amount of	Amount of
	Director Notes	Total
Director	Purchased	Advances

Kenneth Balda	$ 100,000	$ 100,000
Mark Troudt	60,000	60,000
Richard Gabert	40,000	40,000
Thomas Rusch	40,000	40,000
Thomas Muza	20,000	20,000
Rodney Oilschlager	20,000	20,000
Gerald Thiele	10,000	10,000

TOTAL	$ 290,000	$ 290,000

The following are some of the terms of the Director Notes that are material to the Company: (i) the interest rate on the Director Notes is fixed at 6.00% per year; (ii) the Director Notes mature on March 10, 2014; (iii) interest on the Director Notes is payable at maturity; (iv) the Director Notes are unsecured obligations of the Company; (v) the Company’s obligation under the Director Notes is subordinated to other “senior indebtedness” of the Company, which generally refers to Company indebtedness for borrowed money, Company obligations secured by assets of the Company, and other indebtedness that does not, by its terms, specifically provide that it ranks equal or junior in right of payment to the Director Notes.

The Director Notes do not contain any financial covenants or restrictions on the activities of the Company or the Bank.  The only events of default under the Director Notes are the Company’s (i) insolvency, filing of a bankruptcy or other similar circumstances; or (ii) failure to pay principal and interest on the Director Notes on the maturity date or, if the Company is required to obtain regulatory approval for such payment, the date such regulatory approval is obtained.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to have included in the Company’s proxy statement and form of proxy relating to the Company’s 2013 annual shareholders meeting, must be received by the Company’s Secretary no later than December 28, 2012.  Unless a shareholder proposal is received by the deadline for inclusion in the proxy statement, and otherwise meets the requirements of Rule 14a-8 under the Securities Exchange Act, such proposal will not be included in the Company’s 2013 annual meeting proxy statement but may, if it is otherwise proper, be considered at the 2013 annual meeting.  Under the Company’s Bylaws, any shareholder proposal or nomination for election of a person to serve as a director must be received not earlier than 270 days and not later than 60 days prior to the Company’s 2013 annual shareholders’ meeting.

CHOICE BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2012 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHOICE BANCORP, INC. You may vote by:
INTERNET	proxy.ilstk.com
(Must vote by Tuesday, June 5 at 11:59 p.m. Central Time)
VOTER CONTROL NUMBER

MAIL	VOTE EITHER:
□ With Management on all Proposals (must sign below) OR Make individual selections below (must sign below)

REVOCABLE PROXY – CHOICE BANCORP, INC. Annual Meeting of Shareholders, June 7, 2012

The undersigned hereby appoints J. Scott Sitter, Stanley G. Leedle and each of them, with full powers of substitution in each, to act as proxies for the undersigned, to vote all shares of common stock of Choice Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the annual meeting of shareholders (the “Annual Meeting”), to be held at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin on Thursday, June 7, 2012 at 9:30 a.m., and at any and all adjournments thereof, as follows:

☒   PLEASE MARK VOTES AS IN THIS EXAMPLE

1.

The election as Director of the nominees listed for a three-year term ending at the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified.

	FOR	WITHHOLD		FOR	WITHHOLD
01 Michael L. Hanneman, D.D.S.	☐	☐	04 Thomas L. Muza	☐	☐
02 David A. Janssen, M.D.	☐	☐	05 Arend A. Stam	☐	☐
03 Stanley G. Leedle	☐	☐	06 Mark D. Troudt	☐	☐

2. To ratify the appointment of Wipfli LLP to serve as the independent registered accountant for Choice Bancorp, Inc. for 2012.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To consider and act upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES AND RATIFICATION OF LISTED INDEPENDENT REGISTERED ACCOUNTANT.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the listed nominees and external auditor.  If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in accordance with the determination of the board of directors.  At the present time, the board of directors knows of no other business to be presented at the annual meeting.  This proxy confers discretionary authority on the holders thereof to vote with respect to the election of any person as director where the nominee is unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the undersigned shareholder be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned shareholder acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeing and a Proxy Statement.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such.  If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.